Contact:	Mike Murphy
Chief Financial Officer
(256) 747-9800

CAVALIER AGREES TO SELL ITS FINANCIAL SERVICES SUBSIDIARY

COMPANY ENGAGES AVONDALE PARTNERS AS ITS FINANCIAL ADVISOR

ADDISON, Ala. (January 27, 2009) – Cavalier Homes, Inc. (NYSE Alternext US: CAV) (the "Company"), today announced that it has agreed to sell its financial services subsidiary, CIS Financial Services, Inc., to Jacksonville, Florida-based Triad Financial Services, Inc., one of the oldest manufactured housing lenders.  The purchase calls for the payment of $750,000 in cash at closing plus the principal balance of certain outstanding installment contracts receivable as of the closing date, which will be paid to the Company as collected by Triad within 180 days of closing.  The transaction is scheduled to close on or before March 1, 2009, and is subject to certain closing conditions.

Separately, the Company announced that on January 27, 2009, it retained Avondale Partners as its financial advisor in connection with the evaluation of the Company's strategic alternatives.

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing.  The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2007, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended September 27, 2008, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

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